This Agreement, made the     day of December, 1992, by and
between Cash Assets Trust (the "Trust"), a Massachusetts business trust with principal offices in New York, New York and Aquila Distributors Corporation ("Aquila"), a corporation organized under the laws of New York with offices in New York, New York,

                      W I T N E S S E T H:

     PREMISES:

     1) The Trust is registered under the Investment Company Act of 1940 (the "1940 Act") and a series of the Trust, named Tax-Free Cash Assets Trust (the "Series"), invests in a portfolio of money-market securities and holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act;

     2) Aquila serves and has served since 1984 as Distributor of the Series pursuant to a written distribution agreement (the
"Distribution Agreement");

     3) Aquila in its capacity as Distributor of the Series has, in the course of performing its obligations to the Series and its activities in the best interests of the shareholders of the Series, acquired valuable and sensitive information as to the operation and management of investment companies such as the Trust, and, although not directly involved in management of the portfolio of the Series or the administration of the Series, Aquila has by reason of its association with the Series been informed of valuable and sensitive information concerning such portfolio management and administration;

     4) The Trust and Aquila have agreed upon certain additional arrangements set forth herein that would be beneficial to the Series, not as a part of the Distribution Agreement or related to the subject matter covered thereby, but in furtherance of the relationship contemplated by the Distribution Agreement;

     5) The Trust and Aquila have agreed that in the best interests of shareholders of the Series, the information which Aquila has obtained in its capacity of provider of services to the Series should, as provided herein, continue to be applied solely on behalf of the Series and its shareholders so long as Aquila provides such services to the Series and for a reasonable period thereafter;

     6) The parties recognize that the Trust relies and may in the future rely on the covenants of Aquila contained herein in the Trust's continuing determinations to refrain from the exercise of its right to terminate the Distribution Agreement at any time upon sixty days' notice and in its annual determinations as to whether or not the Trust will renew the Distribution Agreement, although this Agreement does not in any way restrict the free exercise of the right of the Trust, and its Board of Trustees, in connection with such determinations to make such decisions and to take into account such matters as the Board of Trustees believes appropriate;

     7) Aquila is controlled by Lacy B. Herrmann, all direct and indirect parents, subsidiaries and affiliates of Aquila and all corporations controlled by Mr. Herrmann, now or in the future, being referred to herein as the "Aquila Affiliates";

     8) Hawaiian Trust Company, Limited ("HTCo"), a trust company organized under the laws of the State of Hawaii with principal offices in Honolulu, Hawaii, serves as investment adviser for the Trust pursuant to a written advisory agreement with respect to the Trust, HTCo being a subsidiary of Bank of Hawaii and an indirect subsidiary of Bancorp Hawaii, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended, all direct and indirect parents, subsidiaries and affiliates of HTCo, now or in the future, being referred to herein as the "HTCo Affiliates";

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

          1. Obligation as to Undivided Loyalty. Neither Aquila nor any Aquila Affiliate shall serve as investment adviser, administrator, sponsor, promoter, or principal underwriter of any investment company that competes directly with the Trust and has as its investment adviser a company with its principal office in the State of Hawaii, nor shall they provide services directly or indirectly in the capacities here specified to, or receive fees for such services from, any investment company which holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act and has as its investment adviser a company with its principal office in the State of Hawaii; provided, however, that Aquila or any Aquila Affiliate may provide services directly or indirectly in the capacities listed herein to, or receive fees for such services from, any investment company

               a. listed on Schedule A hereto; or

               b. the portfolio of which consists initially of assets previously held in a common or collective trust fund (other than an investment company created after the date hereof which holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act) managed by HTCo or any HTCo Affiliate; or

               c. if HTCo or the HTCo Affiliate became a provider of services to such investment company upon and solely by reason of the fact that a person, firm or corporation that provides such investment company services in any of the capacities listed herein has been directly or indirectly acquired by, or merged with, HTCo or an HTCo Affiliate, as long as such investment company does not operate in a manner that permits ready exchange with an investment company the investment adviser of which is HTCo or an HTCo Affiliate.

          2. Duration. The obligations specified in this Agreement shall be binding upon Aquila so long as it provides services to the Trust, and for a period of two years thereafter;
provided, however, that:

               a. such obligations shall not bind Aquila if the Board of Trustees of the Trust terminates or does not renew the Distribution Agreement absent a good faith determination that Aquila has failed to perform its responsibilities under the Distribution Agreement by reason of willful misfeasance, bad faith or gross negligence or that Aquila has recklessly disregarded its obligations and duties under the Distribution Agreement; and

               b. Aquila shall have the right to terminate its obligation under this Agreement upon at least 30 days' written notice if by reason of the unavailability of exchangeability between the Series and any investment company advised by HTCo or an HTCo affiliate, HTCo has terminated its obligation to the Series under the agreement of even date herewith between the Series and HTCo contemplating obligations on the part of HTCo of a kind similar to those of Aquila contained in this Agreement.

          3. Application of Agreement. The obligations under this Agreement shall apply to Aquila and all Aquila Affiliates and Aquila shall not provide services or receive compensation, directly or indirectly, in a manner prohibited by this Agreement.

          4. Applicable Law; Enforcement. This Agreement shall be construed in accordance with and governed by the laws applicable to contracts made in, and to be performed within, the State of New York. This Agreement shall be enforced by proceedings in a federal or state court located in the State and County of New York or in the State of Hawaii, and the parties hereby submit to personal jurisdiction of such courts for purposes of such proceedings only. The parties recognize that remedies at law may be inadequate, that any breach of this Agreement may cause irreparable harm and that money damages may be difficult or impossible to calculate; therefore the parties shall have the right to such equitable relief as may be appropriate, including specific performance of this Agreement and temporary and/or permanent injunctive relief.

          5. Notices. Except as otherwise provided herein, any written notice or other written communication required or permitted to be given under this Agreement shall be delivered or sent by United States registered mail, postage prepaid, and, if to the Trust, addressed to:

               Diana P. Herrmann, Vice President
               380 Madison Avenue
               Suite 2300
               New York, NY 10017;

if to Aquila, addressed to:

               Lacy B. Herrmann, Vice President
               380 Madison Avenue
               Suite 2300
               New York, NY 10017;

unless another address is substituted by notice delivered or sent as provided herein. Any such notice shall be deemed given when received.

          6. Headings. Headings are used for reference purposes only and shall not be deemed a part of this Agreement.

          7. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements with respect thereto.

          8. Waiver. Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder nor any single or partial exercise thereof nor the exercise of any other power of right shall operate as a waiver thereof. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which the parties hereto may otherwise have.

          9. Separability. If any provision of this Agreement shall contravene or be invalid under the laws of any state, country or jurisdiction in which this Agreement shall be performed or enforced, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable, or if no such modification will render it valid and enforceable, then the Agreement shall be constructed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          11. Amendment. This Agreement cannot be changed or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any change or modification is sought.

          12. Persons Bound. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. No assignment shall be made by any party without the prior written consent of the other party hereto.


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


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf as of the date first written above.

                         CASH ASSETS TRUST



                         by_______________________________
                                   Diana P. Herrmann
                                   Vice President



                         AQUILA DISTRIBUTORS CORPORATION



                         by________________________________
                                   Lacy B. Herrmann,
                                   Vice President

                           SCHEDULE A


Hawaiian Tax-Free Trust

Cash Assets Trust

Tax-Free Cash Assets Trust

U.S. Treasuries Cash Assets Trust

Pacific Capital Funds Trust, and any series or class thereof, managed by HTCo or any HTCo Affiliate, except to the extent that it holds itself out as a "money-market fund" under Rule 2a-7 promulgated by the Securities and Exchange Commission under the 1940 Act.